PRESS RELEASE	For Immediate Release
200 Powell Place Brentwood, Tennessee 37027 TractorSupply.com	Anthony F. Crudele, Chief Financial Officer Randy Guiler, Director, Investor Relations (615) 440-4000 Investors: Cara O’Brien/Erica Pettit Media: Samantha Cohen Financial Dynamics (212) 850-5600

TRACTOR SUPPLY COMPANY REPORTS FIRST QUARTER 2008 RESULTS
~ First Quarter Sales Increased by 2.9% to $576.2 Million ~

Brentwood, Tennessee, April 23, 2008 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its first fiscal quarter ended March 29, 2008.

First Quarter Results
Net sales increased 2.9% to $576.2 million from $559.8 million in the prior year’s first quarter. Same-store sales decreased 6.5%, compared with an 8.5% increase in the prior-year period. This same-store sales decline was primarily driven by lower-than-expected sales in big ticket, discretionary merchandise and seasonal merchandise, as compared to strong sales of winter-related merchandise primarily driven by very favorable weather conditions in the prior year’s first quarter. Additionally, same-store sales were negatively impacted this quarter by approximately 170 basis points due to one less selling day related to the shift of the Easter holiday from April into March.

Gross margin increased 5.2% to $176.9 million, or 30.7% of sales, compared to $168.2 million, or 30.0% of sales, in the prior year’s first quarter. The improvement in gross margin resulted primarily from enhanced product sourcing and the mix of products sold, partially offset by higher fuel-related transportation costs.

Selling, general and administrative expenses, including depreciation and amortization, increased to 30.8% of sales compared to 28.4% of sales for the first quarter last year. The increase as a percent of sales was primarily attributable to lower than anticipated sales and higher occupancy costs. The Company’s effective income tax rate increased to 38.6% compared to 37.9% in the prior year, largely due to recent increases in certain state tax rates.

Net loss for the quarter was $1.2 million, or $(0.03) per diluted share, compared to net income of $5.0 million, or $0.12 per diluted share, in the first quarter of the prior year.

The Company opened 27 new stores and relocated no stores in the first quarter compared to 22 new and seven relocated stores in the prior year’s first quarter.

Jim Wright, Chairman, President and Chief Executive Officer, stated, “This period is typically our slowest quarter, but a warmer February and a late spring as well as the progressively more challenging economic conditions contributed to the difficult selling environment. We anticipated buying behavior in 2008 would be similar to the second half of 2007; however, our customers became even more cautious with their spending throughout the first quarter. We were able to achieve modest revenue growth on top of our record sales performance in the prior year. Our core consumable categories continue to be well received by our customers, and we are pleased that our initiatives to manage inventory and improve gross margin proved effective during the quarter.”

Company Outlook
To reflect first quarter results and currently anticipated sales trends, the Company revised its fiscal 2008 net sales expectations to a range of $2.98 billion to $3.04 billion from its prior guidance range of $3.01 billion to $3.08 billion. Same-store sales for the year are expected to be approximately flat to 2% compared to prior expectations of an increase of approximately 1% to 3%. As a result, the Company currently expects full year net earnings will be at or slightly below the low end of its previously provided range, which was $2.54 to $2.62 per diluted share.

Mr. Wright continued, “As we evaluate the retail environment, there is much uncertainty. The first quarter demonstrated that the consumer has retrenched, but April-to-date performance has been more consistent with our original 2008 outlook. We will monitor trends closely throughout the second quarter, which has historically been our most important selling season and our most profitable quarter. The results of the second quarter will influence our outlook for the remainder of the year.”

Mr. Wright concluded, “We are tightly managing costs and further reducing incremental expenses to offset lower top-line expectations for 2008. At the same time, we remain committed to growing the chain and improving the business throughout the year. With our enthusiastic team members and our dedication to serving our customers’ rural lifestyle needs, we are very confident that we will continue creating long-term opportunities for our business.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be simultaneously broadcast over the Internet on the Company’s homepage at TractorSupply.com and can be accessed under the link “Investor Relations.”

About Tractor Supply Company
At March 29, 2008, Tractor Supply Company operated 791 stores in 43 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and animal products, including items necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck and towing products; and (6) work/recreational clothing and footwear for the entire family.

Forward Looking Statements:
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic cycles affecting consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, inflation, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general, the ability to increase sales at existing stores, the ability to retain vendors, reliance on foreign suppliers, management of its information systems and the seasonality of the Company’s business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
(Financial tables to follow)

Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	FIRST QUARTER ENDED
	March 29, 2008		March 31, 2007
		%		%
		of Sales		of Sales
Net sales	$576,208	100.0%	$559,832	100.0%
Cost of merchandise sold	399,304	69.3	391,652	70.0

Gross profit	176,904	30.7	168,180	30.0
Selling, general and administrative expenses	163,185	28.3	147,187	26.3
Depreciation and amortization	14,372	2.5	12,013	2.1

Income (loss) from operations	(653)	(0.1)	8,980	1.6
Interest expense, net	1,223	0.2	925	0.2

Income (loss) before income taxes	(1,876)	(0.3)	8,055	1.4
Income tax expense (benefit)	(724)	(0.1)	3,056	0.5

Net income (loss)	$(1,152)	(0.2)%	$4,999	0.9%

Net income (loss) per share:
Basic	$(0.03)		$0.12

Diluted	$(0.03)		$0.12

Weighted average shares outstanding (000’s):
Basic	37,514		40,228
Diluted	37,514		41,083

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 29,	March 31,
	2008	2007 *
ASSETS
Current assets:
Cash and cash equivalents	$17,383	$20,440
Inventories	747,531	722,928
Prepaid expenses and other current assets	43,065	32,458
Deferred income taxes	—	10,952

Total current assets	807,979	786,778
Property and equipment, net	345,124	305,975
Goodwill	10,258	10,258
Deferred income taxes	18,041	10,281
Other assets	6,669	7,309

TOTAL ASSETS	$1,188,071	$1,120,601

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$360,785	$320,934
Accrued expenses	98,268	110,551
Current portion of capital lease obligations	724	975
Income taxes currently payable	—	1,934
Deferred tax liabilities	1,133	—

Total current liabilities	460,910	434,394
Revolving credit loan	102,500	53,418
Capital lease obligations	2,221	2,602
Other long-term liabilities	56,817	44,861

Total liabilities	622,448	535,275

Stockholders’ equity:
Common stock	326	323
Additional paid-in capital	155,606	133,860
Treasury stock	(152,900)	(21,332)
Other comprehensive loss	—	(26)
Retained earnings	562,591	472,501

Total stockholders’ equity	565,623	585,326

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,188,071	$1,120,601

* Cash and accounts payable balances have been reclassified to conform to the current period presentation.

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	FIRST QUARTER ENDED
	March 29,	March 31,
	2008	2007 *
Cash flows from operating activities:
Net income (loss)	$(1,152)	$4,999
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	14,372	12,013
Loss on disposition of property and equipment	55	289
Stock compensation expense	3,151	2,663
Deferred income taxes	61	(1,406)
Change in assets and liabilities, net of acquisition:
Inventories	(111,543)	(128,077)
Prepaid expenses and other current assets	(180)	4,453
Accounts payable	102,439	91,763
Accrued expenses	(17,333)	(808)
Income taxes currently payable	(5,994)	(9,616)
Other	856	476

Net cash used in operating activities	(15,268)	(23,251)

Cash flows from investing activities:
Capital expenditures	(26,492)	(16,411)
Proceeds from sale of property and equipment	12	87

Net cash used in investing activities	(26,480)	(16,324)

Cash flows from financing activities:
Borrowings under revolving credit agreement	203,051	236,664
Repayments under revolving credit agreement	(155,551)	(183,246)
Tax benefit of stock options exercised	121	462
Principal payments under capital lease obligations	(253)	(296)
Repurchase of common stock	(2,851)	(21,332)
Net proceeds from issuance of common stock	914	1,370

Net cash provided by financing activities	45,431	33,622

Net increase (decrease) in cash	3,683	(5,953)
Cash and cash equivalents at beginning of period	13,700	26,393

Cash and cash equivalents at end of period	$17,383	$20,440

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,405	$585
Income taxes	5,182	12,658
* Reclassified to conform to the current period presentation.

Selected Financial and Operating Information

	FIRST QUARTER
	ENDED
	March 29,	March 31,
	2008	2007
	(unaudited)
Sales Information:

Same-store sales increase (decrease)	(6.5)%	8.5%
Non-comp sales (% of total sales)	9.3%	12.0%
Average transaction value	$40.61	$41.40
Comp average transaction/value increase (decrease)	(2.9)%	1.3%
Comp average transaction count increase (decrease)	(3.8)%	7.1%
Store Count Information:

Beginning of quarter	764	676
New stores opened	27	22
End of quarter	791	698
Relocated stores	—	7
Pre-opening costs (000’s)	$2,379	$2,075
Balance Sheet Information:

Average inventory per store (000’s) (a)	$946	$1,030
Inventory turns (annualized)	2.21	2.31
Financed inventory (a)	47.0%	43.5%
Treasury shares:
Shares purchased (000’s)	77	413
Cost (000’s)	$2,851	$21,332
(a) Assumes average inventory cost, excluding inventory in transit